Exhibit 99.(a)(4)

PAR PHARMACEUETICAL COMPANIES, INC.
(the “Company”)

ELECTION WITHDRAWAL NOTICE

To Par Pharmaceutical Companies, Inc.:

I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on November 21, 2007 (the “offering materials”), and signed and returned the Letter of Transmittal, in which I elected to tender all of my eligible options. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the offering materials, none of my eligible options will be repurchased and will instead continue to be governed by the Company’s corresponding 2004 Performance Equity Plan and the relevant option agreement(s) between the Company and me. I further understand that this Notice will only be effective upon receipt by the Company in the manner described in the offering materials and such receipt must occur prior to the expiration of the offer.

I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

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